EXHIBIT 5

                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061

                                  July 15, 2009
CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, VA 22182



      This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of shares of its common stock, preferred stock, promissory notes, convertible notes and warrants having a maximum value of $10,000,000 all as referred to in the Registration Statement on Form S-3 filed by CEL-SCI with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, CEL-SCI is authorized to issue the shares of stock which are the subject of this registration statement and such shares, when issued, will represent fully paid and non-assessable shares of CEL-SCI's common stock.


                                  Very truly yours,

                                  HART & TRINEN, L.L.P.



                                  /s/ William T. Hart
                                  William T. Hart